Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statements (Nos. 333-206397 and 333-207445) on Form S-3 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 25, 2016, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the years ended December 31, 2015 and 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus which is part of this Registration Statement.

/s/ SingerLewak LLP

San Jose, California
April 19, 2016